UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2008

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	Commission	75-2880496
(State or other jurisdiction of incorporation or organization)	File No.: 001-33182	(IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006 (Address of principal executive offices and zip code)

(214) 390-1831 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Definitive Material Contract.

Settlement Agreement and Technology License Agreement

On March 13, 2008 Heeling Sports Limited (“HSL”), a subsidiary of Heelys, Inc. (the “Company”), entered into a confidential Settlement Agreement (the “Settlement Agreement”) effective March 11, 2008 with Elan-Polo, Inc. (“Elan-Polo”) to settle the pending patent and trademark lawsuit Heeling Sports Limited v. Wal-Mart Stores, Inc., and Elan-Polo, Inc., Civil Action No. 3:07-CV-1695 in the United States District Court for the Northern District of Texas, Dallas Division (the “Lawsuit”).  The Lawsuit was filed in connection with wheeled footwear made by Elan-Polo with a wheel both in the heel and in front of the heel (“Two-Wheel Shoe Skates”) that were sold exclusively at Wal-Mart under the brand name “Spinners.”  Wal-Mart was previously dismissed from the Lawsuit.  HSL and Elan-Polo filed a proposed Final Judgment with the court that provides, among other items, that Elan-Polo is prohibited from making or selling the Two-Wheel Shoe Skates without HSL’s prior written permission.

Pursuant to the Settlement Agreement, among other things, HSL and Elan-Polo agreed to settle the Lawsuit and release any claims against the other party, Elan-Polo acknowledged the validity and enforceability of HSL’s patents, agreed not to contest the validity of such patents, and agreed not to seek any patent rights with respect to the Two-Wheel Shoe Skates that were the subject matter of the Company’s infringement claims.  Elan-Polo agreed to cease use of the “Spinners” logo and to never use any of HSL’s trademarks, including marks such as HEELYS, HEELIES, WHEELIES, WHEELYS, or any mark or logo that may be confusingly similar to any of HSL’s or the Company’s trademarks.  Elan-Polo represented to HSL that 1,210,000 pairs of Two-Wheel Shoe Skates were manufactured on behalf of Elan-Polo in 2007, and that those were the only wheeled footwear that Elan-Polo had manufactured.  Elan-Polo agreed to pay the Company an aggregate of $1,400,000 in connection with settling the Lawsuit, and such payment will be made, as follows: $750,000 upon execution of the Settlement Agreement, $250,000 in April of 2008 and February of 2009, and $150,000 in February 2010.  In addition, if HSL and Elan-Polo agree to extend the Technology License Agreement, which is described below, for a fourth year, then Elan-Polo will pay HSL another $150,000.  Elan-Polo further agreed to indemnify, defend and hold harmless HSL and the Company against certain claims, losses and expenses.

As part of the settlement, HSL and Elan-Polo entered into a Technology License Agreement (the “License Agreement”), pursuant to which Elan-Polo was granted a limited license to manufacture and sell only to certain approved mass-retailers located in the United States and Canada (the “Approved Retailers”) no more than 750,000 pairs of Two-Wheel Shoe Skates with non-removable wheels for the period ending March 10, 2009, no more than 750,000 pairs of Two-Wheel Shoe Skates with non-removable wheels for the one year period from March 11, 2009 through March 10, 2010, and no more than 150,000 pairs of such shoe skates for the one year period from March 11, 2010 through March 10, 2011.  With both parties agreement prior to March 10, 2011, Elan-Polo shall have the right to sell to the Approved Retailers no more than 150,000 pairs of Two-Wheel Shoe Skates with non-removable wheels during the one year period from March 11, 2011 through March 10, 2012.  Additionally, Elan-Polo agreed to assign all of its improvements or innovations related to any wheeled footwear to HSL during the pendency of the License Agreement, and for a period thereafter.

In the License Agreement, HSL granted Elan-Polo a license to explore interest from the Approved Retailers to place an order to purchase wheeled footwear with certain wheel configurations different from the Two-Wheel Shoe Skates with non-removable wheels, but no right to sell such wheeled footwear.

The License Agreement provides Elan-Polo with a royalty free license each year to manufacture a certain number of pairs of the Two-Wheel Shoe Skates, after which a royalty is due as provided by the License Agreement.  HSL can terminate the License Agreement if Elan-Polo fails to pay the royalties due thereunder, or otherwise breaches the License Agreement.  The License Agreement remains in effect until March 10, 2011, unless extended by the Parties by agreement.

On March 19, 2008, the Company issued a press release regarding the Settlement Agreement and the License Agreement.  A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Heelys, Inc. dated March 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: March 19, 2008	By:	/s/ Ralph T. Parks
Ralph T. Parks
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Heelys, Inc. dated March 19, 2008.